                                         N E W S   R E L E A S E

TALISMAN GRANTED ADDITIONAL ACREAGE FOR BLOCK PM-3 CAA

BETWEEN MALAYSIA AND VIETNAM

Calgary, Alberta – June 07, 2005 – Talisman Malaysia Limited, a wholly owned subsidiary of Talisman Energy Inc., has been granted additional acreage to be included within the Block PM-3 Commercial Arrangement Area (CAA) offshore Malaysia and Vietnam.

“The additional acreage to Block PM-3 CAA represents another important step in our strategy to grow our Malaysia and Vietnam business,” said Dr. Jim Buckee, President and Chief Executive Officer of Talisman Energy Inc. “The PM-3 CAA additional acreage contains an extension of the highly prospective PM-3 CAA play and offers the potential for small field discoveries which, if economical, can be quickly tied back to the existing PM-3 CAA facilities.”

Block PM-3 CAA currently covers an area of 348,000 acres and contains six oil and gas fields, which comprise the PM-3 CAA Phase 2 & 3 project.  The PM-3 CAA project is currently producing 60,000 bbls/d oil and 270 mmcf/d of gas (gross sales volumes).  The additional acreage includes another 148,000 acres located on the southeastern border of the original PM-3 CAA block.

During the exploration term of the PM-3 CAA additional acreage, Talisman Malaysia Limited will acquire a new 3D seismic survey and drill one exploration well.

Talisman Malaysia Limited together with Talisman Malaysia (PM3) Limited, holds a 41.44% interest in Block PM-3 CAA and Talisman Malaysia Limited is the operator of the block.  Petronas Carigali Sdn. Bhd. holds a 46.06% interest and PetroVietnam Investment & Development Company holds a 12.5% interest.  Petronas Carigali is the exploration and production arm of PETRONAS, the national oil company of Malaysia, while PetroVietnam Investment & Development Company is a subsidiary of PetroVietnam, the national oil company of Vietnam.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria, the United States and Trinidad and Tobago.  Talisman's subsidiaries also conduct business in Colombia, Qatar and Peru.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on the Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Sr. Manager, Corporate & Investor Communications

Phone:

(403) 237-1196

Fax:

(403) 237-1210

E-mail:  tlm@talisman-energy.com

13-05

Advisory – Oil and Gas Information

In this news release, Talisman makes reference to production volumes. Where not otherwise indicated, such production volumes are stated on a gross basis, which means they are stated prior to the deduction of royalties and similar payments. In the U.S., net production volumes are reported after the deduction of these amounts.

Forward-looking Statements

This news release contains statements concerning future projects and growth, business plans for drilling, or other expectations, beliefs, plans, goals, objectives, assumptions, information and statements about future events, conditions, results of operations or performance that constitute "forward-looking statements" within the applicable securities legislation.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. These risks and uncertainties include:

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the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas and market demand;

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risks and uncertainties involving geology of oil and gas deposits;

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the uncertainty of reserves estimates and reserves life;

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the uncertainty of estimates and projections relating to production, costs and expenses;

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potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

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fluctuations in oil and gas prices, foreign currency exchange rates and interest rates;

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health, safety and environmental risks;

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uncertainties as to the availability and cost of financing;

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risks in conducting foreign operations (for example, political and fiscal instability or the possibility of civil unrest or military action);

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general economic conditions;

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the effect of acts of, or actions against international terrorism; and

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the possibility that government policies or laws may change or governmental approvals may be delayed or withheld.

We caution that the foregoing list of risks and uncertainties is not exhaustive. Additional information on these and other factors, which could affect the Company's operations or financial results, are included in the Company's Annual Report Financial Review under the headings "Management's Discussion and Analysis- Risks and Uncertainties", "- Liquidity and Capital Resources", and "- Outlook for 2005", in the Company’s annual information form for the year ended December 31, 2004 under the heading “Risk Factors,” as well as in the Company's other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

You may read any document Talisman furnishes to the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Meridian Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.